Exhibit10.3

Remington Partners, Inc.

Trade Finance and Management

919 Sir Francis Drake Blvd. Suite 202

Kentfield, CA. 94904

Tel: 415-482-6625

Fax: 415-482-6590

Mark S. Litwin, President

Direct Line: 415-482-6561

Participation Certificate

This is to confirm that you are participating with Remington Partners, Inc. (Remington) in a loan made by Remington to Lamplighter Studios, Inc, a California corporation (Lamplighter). The salient features of the participation with Lamplighter are as follows:

1. The loan amount of this date is $150,000, and may be expanded at Remington’s discretion.  The loan agreement is dated January 9, 2009, was funded on                           , 2009 and is revolving and open ended, as against accepted receivables. The loan is documented in Remington’s name. Remington has taken a security interest on all of the company’s assets.

2. The note interest rate is 18% per annum and the rate paid to you is 14% per annum, with interest payable monthly as collected.

3. Your contribution to the total loan is $12,500.

4. This Participation will be secured by a security interest granted to one of one of the participants, in the account of Lamplighter, on behalf of all of the participants. A UCC filing on the Remington account of Lamplighter will cover this.

Remington hereby declares that it holds the Lamplighter account, for the benefit of itself and the Participants in proportion to the respective interests as set out above.

Remington declares and agrees that any receipt of cash will be received for and will be distributed to the Participants proratably as received.

As a Participant you agree that you shall be individually responsible for any and all Federal and State income taxes attributable to distributions. Similarly, you will bear your share of any losses should any occur, in proportion to your prorata share of the loan, and reimburse Remington for your prorata share of any out of pocket expenses (including any litigation costs) incurred in connection with the collection of the obligation of Lamplighter, should any be necessary.

Remington will utilize its best effort to service and collect the loan, but is not a surety or guarantor to you. Our relationship is that of co-participants. You also acknowledge that Remington has not made representations to you about the debtor or its financial condition, that your knowledge of those matters has been obtained from your own sources, and that you have made your own decision about the advisability of entering into this participation

This Participation Certificate is issued to Martin Wade.

Dated: as of January      , 2009

Remington Partners, Inc.

By
Mark S. Litwin
President

Acknowledged and agreed to:

Address:

Social Security No.